EXHIBIT 3.1

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State		KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings
OFFICE OF THE
SECRETARY OF STATE

Certified Copy

June 28, 2018

Job Number:	C20180628-1281
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20180289775-59	Amendment	1 Pages/1 Copies

Respectfully, /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State

Certified By: Nita Hibshman

Certificate Number: C20180628-1281

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson Clty, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of /s/ Barbara K. Cagavske	Document Number 20180289775-59
Certificate of Amendment	Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/28/2018 11:47 AM
(PURSUANT TO NRS 78.385 AND 78.390)		Entity Number E0005492011-9

USE BLACK INK ONLY· DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AIRBORNE WIRLESS NETWORK

2. The articles have been amended as follows: (provide article numbers, if availbale):

ARTICLE IV: The total number of shares of all classes of stock which this Corporation shall have authority to issue is 5,000,010,000,000 &hares; consisting of: (a) 5,000,000,000,000 shares of common stock, par value $0.001 per share (hereinafter the "Common Stock"); and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the "Preferred Stock'"). Within twelve (12) months after the date this Certificate of Amendment to the Amended and Restated Articles of Incorporation is filed with the Secretary of State of the State of Nevada, the Corporation shall have the right to cause a reverse split of the Common Stock, on up to five (5) separate occasions, each to be in a ratio of up to thirty thousand (30,000) to one (1), such that the number of issued and outstanding shares of Common Stock designated by the board of directors of the Company In a resolution (in amount not to exceed thirty thousand (30,000)) will, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock and the number of authorized shares hereinabove shall not be subject to said adjustment; provided, however that this Corporation shall issue no fractional shares as a result of the actions set forth herein, but instead, at the election of the board of directors of the Corporation, any fractional shares resulting from such conversion will be either rounded up the nearest whole number or the holders of the fractional shares that would have resulted from such reverse stock split will be paid in cash In a proportionate amount based on the average closing price of the Common Stock as reported by the OTC for the five trading days immediately preceding the date of the reverse stock split.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater .proportion of the voting power as may be required in the case of a vote by classes or series. or as may be required by the provisions of the articles of incorporation"' have voted in favor of the amendment is:         719,218,446

4. Effective date and time of filing: (optional)                           Date:                                      Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15